EXHIBIT 5.1

Steven M. Przesmicki

+1 858 550 6070

przes@cooley.com

July 2, 2020

Dynavax Technologies Corporation

2100 Powell Street, Suite 900

Emeryville, CA 94608

Ladies and Gentlemen:

We have acted as counsel to Dynavax Technologies Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), covering the resale by certain persons of up to (i) 7,525,000 shares (the “Common Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”), (ii) 4,140 shares of Series B Convertible Preferred Stock of the Company, par value $0.001 per share (the “Preferred Shares”), (iii) warrants to purchase up to 2,916,250 shares of Common Stock (the “Warrants”), (iv) 4,140,000 shares of Common Stock issuable upon the conversion of the Preferred Shares (the “Conversion Shares”), and (v) 2,916,250 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the prospectus included in the Registration Statement (the “Prospectus”), the Company’s Sixth Amended Restated Certificate of Incorporation, as amended, the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (the “Certificate of Designation”), the Company’s Amended and Restated Bylaws, the Warrants and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than by the Company where due authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware and, as to the Warrants constituting valid and legally binding obligations of the Company, the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With regard to our opinion regarding the Conversion Shares, the Warrants and the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Conversion Shares and the Warrant Shares, of the Company and/or antidilution adjustments to outstanding securities, including the Preferred Shares and the Warrants, of the Company cause the Preferred Shares to be convertible into, and the Warrants to be exercisable for, more shares of Common Stock than the number that then remain authorized but unissued. Further, we have assumed that the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Common Stock.

COOLEY LLP    4401 EASTGATE MALL    SAN DIEGO, CA    92121

T: (858) 550-6000    F: (858) 550-6420    COOLEY.COM

Dynavax Technologies Corporation July 2, 2020 Page Two

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i)

Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)

Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)

We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv)

We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Common Shares and the Preferred Shares have been validly issued and are fully paid and nonassessable, (ii) the Warrants constitute valid and binding obligations of the Company, (iii) the Conversion Shares, when issued upon conversion in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and nonassessable and (iv) the Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Steven M. Przesmicki
Steven M. Przesmicki

COOLEY LLP    4401 EASTGATE MALL    SAN DIEGO, CA    92121

T: (858) 550-6000    F: (858) 550-6420    COOLEY.COM